Exhibit 99.3

CYXTERA TECHNOLOGIES, INC.

UNAUDITED SELECTED FINANCIAL DATA

(In millions, except percentages)

	Three Months Ended	Twelve Months Ended	Three Months Ended	Twelve Months Ended
	March 31, 2021	March 31, 2021	March 31, 2020	December 31, 2020
Financial Position:
Cash and cash equivalents	$113.6	$113.6	$54.2	$120.7
Debt
1st Lien term loan, net	$872.5	$872.5	$880.3	$874.0
2nd Lien term loan, net	304.2	304.2	302.9	303.9
Revolving loans	142.6	142.6	143.0	142.6
Capital leases and other financing obligations (1)	976.4	976.4	957.6	989.2
	$2,295.8	$2,295.8	$2,283.8	$2,309.6
Financial Data and Metrics:
Revenue	$172.9	$690.8	$172.5	$690.5
Adjusted gross margin (2)	43.3%	44.2%	44.5%	43.5%
Exit MRR	$52.6	$52.6	$53.4	$52.9
Credit Agreement Adjusted EBITDA (3)	$61.8	$232.9	$60.6	$231.7
Credit Agreement Adjusted EBITDA % (3)	35.8%	33.7%	35.1%	33.6%
Utilization	67.2%	67.2%	67.5%	67.2%
Capital expenditures (accrual basis)	$13.2	$56.2	$11.7	$54.7
Net Loss to EBITDA Reconciliation:
Net loss	$(52.6)	$(128.0)	$(47.4)	$(122.8)
Depreciation and amortization	60.6	235.4	57.0	231.8
Impairment of note and other receivables from affiliate	-	(104.4)	6.7	(97.7)
Interest and other expenses, net	43.7	169.8	43.6	169.7
Income tax benefit	(12.9)	5.0	(14.4)	3.5
EBITDA	38.9	177.9	45.5	184.5
Credit Agreement Adjustments	22.9	55.0	15.1	47.2
Credit Agreement Adjusted EBITDA (3)	$61.8	$232.9	$60.6	$231.7
Rent (net of Adjustments)	14.6	64.4	16.4	66.1
Credit Agreement Adjusted EBITDAR	$76.5	$297.3	$77.0	$297.8
Credit Agreement EBITDA adjustments:
Recurring:
Bonus on a cash basis adjustment	$-	$1.7	$0.5	$2.3
Straight-line rent adjustment	1.1	3.3	0.8	2.9
ASC 606 impact on costs:
Sales commissions	1.4	(1.4)	0.5	(2.3)
Capitalized labor for Installations	0.3	0.9	(0.1)	0.5
Equity-based compensation	1.8	7.2	2.0	7.4
Other	0.9	4.4	1.3	4.8
	5.6	16.1	5.0	15.5
Standup, separation, and out of period adjustments	3.5	11.3	3.3	11.1
Restructuring, cost savings and growth initiatives	13.9	27.6	6.8	20.6
	$22.9	$55.0	$15.1	$47.2

Notes:

1)	Other financing obligations includes a $0.2M Promissory Note related to equipment financing.

2)	Adjusted gross margin excludes equity-based compensation.

3)	As defined by our 1st and 2nd lien term loan agreements under "Consolidated EBITDA".

PRIVATE AND CONFIDENTIAL